UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange act of 1934
                                (Amendment No. )*


                            Tri-County Bancorp, Inc.
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                                (Name of Issuer)

                           Common Stock $.10 Par Value
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                         (Title of Class of Securities)


                                    895452100
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                                 (CUSIP Number)

                           Robert L. Savage, President
        Tri-County Federal Savings Bank, 2201 Main Street, P.O. Box 1057
                       Torrington, WY 82240 (307)-532-2111
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       (Name, address and telephone number of person authorized to receive notices and communications)

                                December 7, 1998
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             (Date of event which requires filing of this Statement)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   895452100000            13G                   PAGE   2 OF   4  PAGES
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1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         David C. Kellam
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)
                                                                 (b)

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3        SEC USE ONLY


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4        CITIZENSHIP OF PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------

                    5        SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED           41,130*
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6        SHARED VOTING POWER

                             23,110*
                    ------------------------------------------------------------
                    7        SOLE DISPOSITIVE POWER

                             41,130*
                    ------------------------------------------------------------
                    8        SHARED DISPOSITIVE POWER

                             23,110*
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         64,240*
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (11)

         6.44%
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12       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

CUSIP NO.   895452100000            13G         PAGE   3    OF    4  PAGES

Item 1(a).  NAME OF ISSUER:         Tri-County Bancorp, Inc.

Item 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICER:
            2201 Main Street
            Torrington, Wyoming 82240

Item 2(a)   NAME OF PERSON FILING:
            David C. Kellam

Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            P.O. Box 777
            Torrington, WY  82240

Item 2(c)   CITIZENSHIP:
            U.S.A.

Item 2(d)   TITLE OF CLASS OF SECURITIES:
            Common Stock

Item 2(e)   CUSIP Number:
            895452  10  0

Item 3      CHECK WHETHER THE PERSON FILING IS A:
            Item 3(a) (b) (c) (d) (e) (f) (g) (h) - Not Applicable.

Item 4(a)   AMOUNT BENEFICIALLY OWNED:
            64,240

Item 4(b)   PERCENT OF CLASS:
            6.44%

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
            (i)   sole  power to vote or to direct  the vote              41,950
            (ii)  shared power to vote or to direct  the vote             23,110
            (iii) sole power to dispose or to direct the disposition of   41,950
            (iv)  shared power to dispose or to direct the disposition of 23,110

Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS:
            Not Applicable.

Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            See Item 4.

CUSIP NO.   895452100000            13G         PAGE   4 OF  4  PAGES


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not Applicable.

Item 10.  CERTIFICATION
          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURES:

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





/s/ David C. Kellam                             Date:  January 14, 1999